Filed pursuant to Rule 424(b)(5)

Registration No. 333-82940

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 1, 2002)

$150,000,000

PUGET SOUND ENERGY, INC.

3.363% SENIOR NOTES DUE 2008

Interest payable on June 1 and December 1

Initially, the Senior Notes will be our senior secured indebtedness and will be secured by a series of our first mortgage bonds issued under our electric utility mortgage. Upon the occurrence of certain events described in this prospectus supplement under the heading “DESCRIPTION OF THE SENIOR NOTES — Security” and in the accompanying prospectus under “Description of Securities — Senior Notes — Security; Release Date,” the first mortgage bonds securing the Senior Notes will be released and the Senior Notes will become our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

We may redeem some or all of the Senior Notes from time to time prior to their maturity at the “make whole” redemption prices more fully described in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Senior Notes, see “ DESCRIPTION OF THE SENIOR NOTES” beginning on page S-3.

INVESTING IN THE SENIOR NOTES INVOLVES RISKS. SEE “ FORWARD-LOOKING INFORMATION” WHICH BEGINS ON PAGE S-1.

PRICE 100% AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Puget Sound Energy, Inc.
Per Senior Note	100%	.600%	99.400%
Total	$150,000,000	$900,000	$149,100,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Senior Notes to purchasers on or about June 4, 2003.

MORGAN STANLEY

BANC ONE CAPITAL MARKETS, INC.

McDONALD INVESTMENTS INC.

May 28, 2003

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, or on the information to which we have referred you. Neither we nor any underwriter has authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of the applicable prospectus.

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PUGET SOUND ENERGY

Puget Sound Energy, Inc. is a public utility incorporated in the State of Washington engaged in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas. We are the principal subsidiary of Puget Energy, Inc., an energy services holding company that owns all of our common stock. Subject to limited exceptions, Puget Energy is exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935. Puget Energy also owns InfrastruX Group, Inc., a nonregulated holding company for businesses that provide gas and electric construction and maintenance services to the utility industry.

Puget Sound Energy is the largest electric and gas utility headquartered in Washington State, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At March 31, 2003, we had approximately 963,700 electric customers, of which approximately 88.2% were residential customers, 11.1% were commercial customers and 0.7% were industrial, transportation and other customers. At March 31, 2003, we had approximately 628,600 gas customers, of which approximately 92.1% were residential customers, 7.5% were commercial customers and 0.4% were industrial and transportation customers.

Our executive office is located at 411 - 108th Avenue N.E., Bellevue, Washington 98004-5515. Our telephone number is (425) 454-6363.

FORWARD-LOOKING INFORMATION

This prospectus supplement, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of such terms or other comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

Any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein, and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•	governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington Commission), with respect to allowed rates of return, financings, industry and rate structures, transmission and generation business structures within Puget Sound Energy, acquisition and disposal of assets and facilities, operation and construction of electric generating facilities, distribution and transmission facilities, recovery of other capital investments, recovery of power and gas costs and present or prospective wholesale and retail competition;

•	financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways and also adversely affect the availability of and access to capital and credit markets;

•	default by counterparties in the wholesale natural gas and electricity markets that owe Puget Sound Energy money or energy;

•	deterioration of liquidity in the forward markets in which Puget Sound Energy transacts hedges to manage its energy portfolio risks which can limit Puget Sound Energy’s ability to enter into forward contracts and, therefore, its ability to manage its portfolio risks;

•	weather, which can have a potentially serious impact on Puget Sound Energy’s revenues and its ability to procure adequate supplies of gas, fuel or purchased power to serve its customers and on the cost of procuring such supplies;

•	hydroelectric conditions, which can have a potentially serious impact on electric capacity and Puget Sound Energy’s ability to generate electricity;

•	the stability and liquidity of wholesale energy markets generally, including the requirements for Puget Sound Energy to post collateral to support its energy portfolio transactions and the effect of price controls by FERC on the availability and price of wholesale energy purchases and sales in the western United States;

•	the effect of wholesale market structures (including, but not limited to, new market design such as RTO West and Standard Market Design);

•	the amount of collection, if any, of Puget Sound Energy’s receivable from the California Independent System Operator (CAISO) and the amount of refunds found to be due from Puget Sound Energy to the CAISO or others;

•	industrial, commercial and residential growth and demographic patterns in the service territories of Puget Sound Energy;

•	general economic conditions in the Pacific Northwest;

•	the loss of significant customers or changes in the business of significant customers, which may result in changes in demand for Puget Sound Energy’s services;

•	plant outages which can have an impact on Puget Sound Energy’s expenses and its ability to procure adequate supplies to replace the lost energy;

•	the impact of acts of terrorism or similar significant events, such as the attack on September 11, 2001;

•	the ability of Puget Sound Energy, and its parent Puget Energy, to access the capital markets to support requirements for working capital, construction costs and the repayment of maturing debt;

•	capital market conditions, including changes in the availability of capital or interest rate fluctuations;

•	changes in Puget Sound Energy’s, or its parent Puget Energy’s, credit ratings, which may have an adverse impact on the availability and cost of capital for Puget Sound Energy and Puget Energy;

•	legal and regulatory proceedings;

•	changes in, and compliance with, environmental and endangered species laws, regulations, decisions, and policies;

•	employee workforce factors, including strikes, work stoppages, availability of qualified employees, or the loss of a key executive; and

•	the ability to obtain adequate insurance coverage and the cost of such insurance.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the Senior Notes in this offering, after deducting the underwriting discounts and estimated expenses payable by us, will be $149,100. The net proceeds from the sale of the Senior Notes will be applied by us to repay debt. Funds that are not required immediately may be invested in marketable securities and short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Puget Sound Energy’s ratios of earnings to fixed charges for the respective periods. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Twelve Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	2.01x	1.52x	1.81x	2.01x	2.70x	2.74x	2.84x

DESCRIPTION OF THE SENIOR NOTES

The following description of the Senior Notes due June 1, 2008 supplements the more general description of the senior notes that appears in the prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls. You should read this section together with the sections called “Debt Securities,” “Senior Notes” and “Description of First Mortgage Bonds,” in the prospectus. The Senior Notes will be issued as a separate series of senior notes under the senior note indenture, dated as of December 1, 1997, as supplemented by a fourth supplemental indenture dated as of May 1, 2003, between Puget Sound Energy and U.S. Bank National Association, as trustee. Provisions of the senior note indenture are more fully described in the section called “Senior Notes” in the prospectus. We qualify the description of the Senior Notes by reference to the senior note indenture.

General

The Senior Notes will initially be limited in aggregate principal amount to $150,000,000. The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 1, 2008. The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Further Issues of Senior Notes and Additional Indebtedness

The senior note indenture does not limit the aggregate principal amount of senior notes that we may issue, and we may from time to time, without consent of the existing holders of senior notes, issue additional senior notes. As of the date of this prospectus supplement, we have issued $161,860,000 in aggregate principal amount of senior notes under the senior note indenture, all of which remains outstanding.

There are no provisions in the senior note indenture or the Senior Notes that require us to redeem the Senior Notes or that otherwise protect you, as a holder of Senior Notes, in the event that we incur substantial additional indebtedness (except for certain restrictions on our ability to create, assume or incur certain liens or to enter into certain financing transactions after the release date, as described in the sections called “Description of Securities—Senior Notes—Certain Covenants of Puget Sound Energy—Limitations on Liens” and

“—Limitations on Sale and Lease-Back Transactions” in the accompanying prospectus), whether or not in connection with a change in control of Puget Sound Energy. However, any change in control transaction that involves the incurrence of long-term indebtedness by us would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities.

Interest

Each Senior Note shall bear interest at the rate of 3.363% from the date of original issuance per annum, payable semiannually in arrears on June 1 and December 1 of each year to the person in whose name the Senior Note is registered at the close of business on the fifteenth calendar day prior to the applicable interest payment date. The initial interest payment date is December 1, 2003. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months and shall be computed at a fixed rate until maturity. In the event that any date on which interest is payable on the Senior Notes is not a “business day,” then payment of the interest payable on that date will be made on the next succeeding day which is a “business day” (and without any interest or other payment in respect of any the delay). The term “business day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the Borough of Manhattan or the City of New York are obligated or authorized by law or executive order to close.

Security

At the time we issue any of the Senior Notes, we will simultaneously deliver to the senior note trustee, as security for the Senior Notes, Pledged First Mortgage Bonds issued under our electric utility mortgage indenture. The pledged electric utility mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the Senior Notes.

As provided in the senior note indenture and the supplemental indenture to the electric utility mortgage which sets forth the terms of the pledged electric utility mortgage bonds, our obligation to make payments with respect to the principal of, premium or interest on the pledged electric utility mortgage bonds will be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment is due, the then due principal of, premium or interest on the Senior Notes are fully or partially paid or we have deposited with the senior note trustee pursuant to the senior note indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, or interest on the Senior Notes.

You should read the section called “Description of Securities—Senior Notes— Security; Release Date” in the accompanying prospectus for a description of the circumstances under which all or part of the pledged electric utility mortgage bonds will cease to be held by the senior note trustee as security for the Senior Notes. As explained in the prospectus, the Senior Notes (and all other then outstanding senior notes) will cease to be secured by the pledged first mortgage bonds on the date that all of our mortgage bonds issued and outstanding under our electric utility mortgage indenture and our gas utility mortgage indenture, other than first mortgage bonds securing senior notes, have been retired.

After that release date, the Senior Notes (and all other then outstanding senior notes) will, at our option either:

•	become our unsecured general obligations or

•	be secured by substitute first mortgage bonds issued under a mortgage indenture other than our electric utility mortgage indenture or our gas utility mortgage indenture.

If we elect not to have the Senior Notes (and all other then outstanding senior notes) become unsecured on the release date, we will simultaneously with the issuance of senior notes after the release date issue and deliver to the senior note trustee, as security for such senior notes, substitute first mortgage bonds. The substituted first mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the senior notes then issued.

In the event we elect to have the Senior Notes (and all other then outstanding senior notes) become unsecured on the release date, our ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted. For a description of those restrictions, you should read the sections called “Description of Securities—Senior Notes—Certain Covenants of Puget Sound Energy—Limitations on Liens” and “—Limitations on Sale and Lease-Back Transactions” in the accompanying prospectus.

Redemption

The Senior Notes will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of the following:

•	100% of the principal amount of the Senior Notes and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus in each case accrued interest on the Senior Notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the senior note trustee after consultation with Puget Sound Energy.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Quotations, or (b) if the senior note trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the senior note trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the senior note trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. Incorporated, Banc One Capital Markets, Inc. and McDonald Investments Inc., and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we will substitute another primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Book-Entry; Delivery and Form

The Senior Notes will be issued in the form of registered notes in book-entry form, referred to as global notes. Each global note will be registered in the name of a nominee of The Depository Trust Company, as depositary, and will be deposited with DTC or its nominee or custodian.

The deposit of global notes with DTC and their registration in the name of DTC’s nominee effect no change in beneficial ownership. Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. We understand that DTC has no knowledge of the actual beneficial owners of the Senior Notes; DTC’s records reflect only the identity of the direct participants in DTC to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or that nominee or common depositary will be considered the sole owner and holder of the global notes, and of the Senior Notes represented thereby, for all purposes under the senior note indenture and the Senior Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Senior Notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in certificated form and will not be considered the registered holders of Senior Notes under the senior note indenture or the Senior Notes. Unless and until it is exchanged in whole or in part for Senior Notes in definitive form, no global note may be transferred except as a whole by DTC to its nominee.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system.

We will make all payments of principal of and interest on the notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. We expect that upon the issuance of a global note DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such global note to the accounts of its participants. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf).

Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant in DTC, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the senior note indenture.

We understand that under existing industry practices, in the event that we request any action of holders of Senior Notes or that an owner of a beneficial interest in the Senior Notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time, and DTC may discontinue its operations entirely at any time. We also expect that payments, conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for those customers, subject to any statutory or regulatory requirements as may be in effect from time to time, and will be the responsibility of the participants. None of we, the senior note trustee, any of our respective agents or the underwriters will have any responsibility or liability for any aspect of DTC’s or any DTC participant’s records relating to, or for payments made on account of, beneficial interests in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests, or for the performance by DTC or the participants of their respective obligations under the rules and procedures governing their operations.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC.

DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Interests in a global note will be exchanged for notes in certificated form only if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or has ceased to be qualified to act as such or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days; or

•	we, in our sole discretion, determine at any time that the Senior Notes will no longer be represented by a global note.

Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of Senior Notes in certificated form. All certificated Senior Notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such Senior Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 and will be in registered form only, without coupons.

Concerning the Trustee

Effective February 15, 2003, U.S. Bank National Association succeeded State Street Bank and Trust Company as both the senior note trustee under the senior note indenture and the electric utility mortgage trustee under the electric utility mortgage. U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under the our revolving credit facility.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally agreed to purchase from us the respective principal amount of Senior Notes set forth opposite its name below:

Underwriters	Principal Amount
Morgan Stanley & Co. Incorporated	$135,000,000
Banc One Capital Markets, Inc.	$7,500,000
McDonald Investments Inc.	$7,500,000

Total	$150,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased.

Senior Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Senior Notes sold by the underwriters to securities dealers may be sold at a discount of up to 0.350% of the principal amount of the Senior Notes from the initial public offering price. Any such securities dealers may resell any Senior Notes purchased from the underwriters to certain other brokers or dealers at a discount of up to 0.250% of the principal amount of the Senior Notes from the initial public offering price. If all the Senior Notes are not sold at the respective initial public offering price, the underwriters may change the respective offering price and the other selling terms.

Prior to this offering, there has been no public market for the Senior Notes. We do not intend to apply for listing of the Senior Notes on a national securities exchange. The underwriters have advised us that they intend to make a market in the Senior Notes. The underwriters will have no obligation to make a market in the Senior Notes, however, and may cease market making activities, if commenced, at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

In connection with this offering and in compliance with applicable law and industry practice, the representatives may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate’s short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

Certain of the underwriters or their affiliates may engage in transactions with and/or perform investment banking and other financial services for us and our affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the Senior Notes and certain matters relating thereto will be passed upon, on behalf of Puget Sound Energy, Inc., by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon on behalf of the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. From time to time Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Puget Sound Energy.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Puget Sound Energy, Inc.

SENIOR NOTES

UNSECURED DEBENTURES

GUARANTEES

AND

Puget Sound Energy Capital Trust III

TRUST PREFERRED SECURITIES

GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

PUGET SOUND ENERGY, INC.

OFFERING AMOUNT: 500,000,000

Puget Sound Energy may offer, on one or more occasions:

•	secured senior debt or unsecured debt securities consisting of notes, debentures and other unsecured evidence of indebtedness and

•	guarantees of Puget Sound Energy with respect to trust preferred securities of Puget Sound Energy Capital Trust III.

Puget Sound Energy Capital Trust III, which is a Delaware business trust, may offer, on one or more occasions, trust preferred securities, which represent preferred undivided beneficial interests in the assets of Puget Sound Energy Capital Trust III.

For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

Each time we offer any of these securities, we will set forth the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplement or supplements also will set forth the names of any underwriters, dealers or agents involved in the offering of the securities, the compensation of these parties and any other special terms of the offering and sale. You should read carefully this prospectus and the accompanying prospectus supplement or supplements before you invest.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2002.

About This Prospectus	3

Special Note Regarding Forward-Looking Statements	3

Where You Can Find More Information	4

Puget Sound Energy	6

Puget Sound Energy Capital Trust III	6

Use of Proceeds	8

Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Dividends	8

Description of Securities	9

Plan of Distribution	29

Disclosure of Commission Position on Indemnification for Securities Act Liabilities	31

Legal Opinions	31

Experts	31

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about Puget Sound Energy, Puget Sound Energy Capital Trust III or the securities described in this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of those terms or comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

Any or all of our forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated herein by reference and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results or outcomes to differ materially from those discussed in our forward-looking statements include:

•	the outcome and timing of general and interim rate cases filed by Puget Sound Energy with the Washington Utilities and Transportation Commission (Washington Commission) on November 26, 2001 and December 3, 2001, respectively, that request electric and gas rate increases to address significant under recovery of Puget Sound Energy’s projected power costs, among other issues;

•

governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Commission with respect to allowed rates of return, financings, industry and rate structures, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition;

•	weather and hydroelectric conditions, which can have a potentially serious impact on Puget Sound Energy’s ability to procure adequate supplies of fuel or purchased power to serve its customers and on the cost of procuring such supplies;

•	wholesale energy prices, including the effect of price controls promulgated in June 2001 by the FERC on the availability and price of wholesale power purchases and sales in the western United States;

•	effect of wholesale and retail competition (including, but not limited to, electric retail wheeling and transmission costs);

•	changes in, and compliance with, environmental and endangered species laws and policies;

•	industrial, commercial and residential growth and demographic patterns in the service territories of Puget Sound Energy;

•	the loss of any significant customer, or changes in the business of a major customer that may result in changes in demand for the services of Puget Sound Energy;

•	the impact of significant events, such as the attack on September 11, 2001;

•	the ability of Puget Sound Energy to access the capital markets to support requirements for working capital, construction costs and the repayment of maturing debt;

•	capital market conditions, including changes in availability of capital or interest rate fluctuations;

•	changes in Puget Sound Energy’s credit ratings, which may have an adverse impact on the availability and cost of capital;

•	legal and regulatory proceedings; and

•	employee workforce factors, including strikes, work stoppages or the loss of a key executive.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any section entitled “Risk Factors” that appears in any prospectus supplement accompanying this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Puget Sound Energy files reports and other information with the Securities and Exchange Commission. These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document Puget Sound Energy files at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect Puget Sound Energy’s SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that Puget Sound Energy has filed previously with the SEC. These documents contain important information about Puget Sound Energy and its finances.

SEC Filings (File No. 1-4393)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2000

• Quarterly Reports on Form 10-Q	Quarter ended March 31, 2001 Quarter ended June 30, 2001 (Amendment filed on October 18, 2001) Quarter ended September 30, 2001 (Amendment filed on December 26, 2001)

• Current Reports on Form 8-K

Filed January 30, 2001

Filed March 13, 2001

Filed April 6, 2001

Filed May 22, 2001

Filed August 30, 2001

Filed September 4, 2001

Filed September 19, 2001

Filed October 15, 2001

Filed October 24, 2001

Filed November 28, 2001

Filed December 3, 2001

Filed December 4, 2001

Filed December 24, 2001

Filed January 4, 2002

Filed January 31, 2002

Filed February 8, 2002

Filed February 13, 2002

The documents filed by Puget Sound Energy with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 after the date of this prospectus are also incorporated by reference into this prospectus.

You may request a copy of these filings at no cost by writing or telephoning Puget Sound Energy at the following address:

Investor Relations

Puget Sound Energy, Inc.

411-108th Avenue N.E.

Bellevue, Washington 98004-5515

(425) 454-6363

Separate financial statements of the capital trust have not been included in this prospectus. Puget Sound Energy and the capital trust do not consider such financial statements to be helpful because:

•	Puget Sound Energy beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the capital trust (other than the beneficial interests represented by the trust preferred securities);

•	Puget Sound Energy will guarantee the trust preferred securities such that the holders of the trust preferred securities, with respect to the payment of distributions and amounts on liquidation, dissolution and winding up, are at least in the same position with regard to the assets of Puget Sound Energy as a preferred shareholder of Puget Sound Energy;

•	in future filings under the Securities Exchange Act of 1934, an audited footnote to Puget Sound Energy’s annual financial statements will state that the capital trust is wholly owned by Puget Sound Energy, that the sole assets of the trust are the unsecured subordinated debentures of Puget Sound Energy having a specified total principal amount, and that, considered together, the back-up undertakings, including the guarantees, constitute a full and unconditional guarantee by Puget Sound Energy of the capital trust’s obligations under the trust preferred securities issued by the capital trust; and

•	the capital trust is a newly created special purpose entity, has no operating history, no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under “Puget Sound Energy Capital Trust III.”

PUGET SOUND ENERGY

Puget Sound Energy is a public utility incorporated in the State of Washington, furnishing electric and gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region of Washington State. We are the principal subsidiary of Puget Energy, Inc, a holding company that owns all our common stock. Subject to limited exceptions, Puget Energy is exempt from regulation as a public utility holding company pursuant to Section 3(a)(2) of the Public Utility Holding Company Act of 1935. In addition to its ownership of Puget Sound Energy, Puget Energy also owns InfrastruX Group, Inc, a holding company for nonregulated businesses that provide design, construction, engineering and other infrastructure services to the utility industry.

As of December 31, 2001, Puget Sound Energy had approximately 940,600 electric customers, consisting of approximately 834,200 residential, 100,600 commercial, 4,000 industrial and 1,800 other customers; and approximately 606,000 gas customers, consisting of approximately 556,000 residential, 47,100 commercial, 2,800 industrial and 100 gas transportation customers. For the 12 months ended December 31, 2001, Puget Sound Energy added approximately 17,000 electric customers and approximately 15,200 gas customers, representing annualized growth rates of 1.8% and 2.6%, respectively. During the 12 months ended December 31, 2001, Puget Sound Energy’s billed retail revenues from electric utility operations were derived 42% from residential customers, 36% from commercial customers, 20% from industrial customers and 2% from other customers. Puget Sound Energy’s retail revenues from gas utility operations were derived 60% from residential customers, 32% from commercial customers, 6% from industrial customers, and 2% from transportation customers. During this period, the largest customer accounted for 3.4% of Puget Sound Energy’s operating revenues.

Gross electric utility plant at December 31, 2001 was approximately $4.2 billion, which consisted of 58% distribution, 27% generation, 6% transmission and 9% general plant and other. Gross gas utility plant at December 31, 2001 was approximately $1.6 billion, which consisted of 85% distribution, 6% transmission and 9% general plant and other. Gross common utility general plant at December 31, 2001 was approximately $363 million, which consisted of general plant and other.

At December 31, 2001 Puget Sound Energy had 2,480 aggregate full-time equivalent utility employees. Puget Sound Energy’s executive office is located at 411 – 108th Avenue N.E., Bellevue, Washington 98004–5515, and its telephone number is (425) 454–6363.

PUGET SOUND ENERGY CAPITAL TRUST III

Puget Sound Energy Capital Trust III is a statutory business trust created under the Delaware Business Trust Act by way of

•	a trust agreement executed by Puget Sound Energy, as sponsor, and the trustee of the capital trust and

•	the filing of a certificate of trust with the Secretary of State of the State of Delaware.

At the time of public issuance of the trust preferred securities, the trust agreement will be amended and restated in its entirety and will be qualified as an indenture under the Trust Indenture Act of 1939. Puget Sound Energy will directly or indirectly acquire common securities of the capital trust in a total liquidation amount equal to approximately 3% of the total capital of the capital trust. The trust exists for the exclusive purposes of

•	issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the capital trust;

•	investing the gross proceeds of the common securities and the trust preferred securities in unsecured subordinated debentures of Puget Sound Energy; and

•	engaging in only those other activities necessary or incidental thereto.

The capital trust has a term of approximately 55 years, but it may terminate earlier as provided in the amended and restated trust agreement.

The proceeds from the offering of the trust preferred securities and the sale of the common securities may be used by the capital trust to purchase from Puget Sound Energy unsecured subordinated debentures in a total principal amount equal to the total liquidation preference of the common securities and the trust preferred securities. The Puget Sound Energy debentures would bear interest at an annual rate equal to the annual distribution rate of the common securities and the trust preferred securities and would have certain redemption terms that correspond to the redemption terms for the common securities and the trust preferred securities. The subordinated debentures will rank subordinate in right of payment to all of Puget Sound Energy’s senior indebtedness (as defined in this prospectus). Distributions on the common securities and the trust preferred securities may not be made unless the capital trust receives corresponding interest payments on the subordinated debentures from Puget Sound Energy. Puget Sound Energy will irrevocably guarantee, on a subordinated basis and to the extent set forth in the guarantee, with respect to each of the common securities and the trust preferred securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand at the capital trust. Each guarantee will be unsecured and will be subordinate to all senior indebtedness of Puget Sound Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement), the capital trust may be liquidated and the holders of the common securities and the trust preferred securities could receive the related subordinated debentures of Puget Sound Energy in lieu of any liquidating cash distribution.

The number of trustees of the capital trust will initially be four. Two of the trustees will be employees or officers of, or affiliated with, Puget Sound Energy and will be referred to as the Puget Sound Energy trustees. The third trustee will be a financial institution that is unaffiliated with Puget Sound Energy, which trustee will serve as property trustee under the amended and restated trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. Initially, Bank One Trust Company, N.A. will be the property trustee until removed or replaced by the holder of the common securities. For the purpose of compliance with the provisions of the Trust Indenture Act of 1939, Bank One Trust Company, N.A. will also act as guarantee trustee. The fourth trustee, Bank One Delaware, Inc., will act as the Delaware trustee for the purposes of the Delaware Business Trust Act, until removed or replaced by the holder of the common securities.

The property trustee will hold title to the subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities, and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing bank account to hold all payments made in respect of subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the common securities and the trust preferred securities out of funds from the segregated non-interest-bearing bank account. The guarantee trustee will hold the guarantees for the benefit of the holders of the common securities and the trust preferred securities. Puget Sound Energy, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any of the trustees. Puget Sound Energy will also have the right to increase or decrease the number of trustees, as long as the number of trustees shall be at least three, a majority of which shall be Puget Sound Energy trustees. Puget Sound Energy will pay all fees and expenses related to the trusts and the offering of the common securities and the trust preferred securities.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the amended and restated trust agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

The Delaware trustee for the capital trust in the State of Delaware is Bank One Delaware, Inc., Three Christiana Center, 201 North Walnut Street, Wilmington, Delaware, 19801. The principal place of business of the capital trust will be c/o Puget Sound Energy, Inc. 411-108th Avenue N.E., Bellevue, Washington 98004-5515.

USE OF PROCEEDS

The proceeds received by the capital trust from the sale of its trust preferred securities and the common securities will be invested in unsecured subordinated debentures of Puget Sound Energy. As will be more specifically set forth in the applicable prospectus supplement, Puget Sound Energy will use those borrowed amounts and the net proceeds from the sale of senior notes or unsecured debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES

AND PREFERRED DIVIDENDS

The following table sets forth Puget Sound Energy’s ratios of earnings to fixed charges and to combined fixed charges and preferred dividends for the periods indicated. For purposes of computing the ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Twelve Months Ended September 30,		Years Ended December 31,
	2001	2000	2000	1999	1998	1997(1)	1996(1)
Ratio of earnings to fixed charges	2.6x	2.6x	2.7x	2.7x	2.8x	2.5x	3.1x
Ratio of earnings to combined fixed charges and preferred dividends	2.4x	2.4x	2.5x	2.5x	2.5x	2.0x	2.5x

(1)	The ratios for the years ended December 31, 1997 and 1996 include charges incurred in connection with Puget Sound Energy’s merger with Washington Energy Company and its principal subsidiary, Washington Natural Gas Company. Had such charges been excluded from earnings, the ratio of earnings to fixed charges for such periods would have been 2.9x and 3.2x, respectively, and the ratio of earnings to combined fixed charges and preferred dividends would have been 2.4x and 2.5x, respectively.

DESCRIPTION OF SECURITIES

Debt Securities

Senior notes will be issued under a senior note indenture. The unsecured debentures will be issued under an unsecured debt indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior note indenture will be State Street Bank and Trust Company, and the trustee under the unsecured debt indenture will be Bank One Trust Company, N.A. The senior note indenture and the unsecured debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.”

The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Copies of the indentures may also be obtained from Puget Sound Energy or the applicable trustee.

The indentures provide that debt securities of Puget Sound Energy may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Puget Sound Energy. The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the debt securities will be made;

•	the terms and conditions on which the debt securities may be redeemed at the option of Puget Sound Energy;

•	any obligation of Puget Sound Energy to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of Puget Sound Energy’s obligations relating to the debt securities by deposit of funds or United States government obligations;

•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	any additional amounts with respect to the debt securities that Puget Sound Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Puget Sound Energy to redeem the debt securities rather than pay these additional amounts;

•	any additional events of default; and

•	any other specific terms of the debt securities.

Federal income tax consequences and other special considerations applicable to any debt securities issued by Puget Sound Energy at a discount will be described in the applicable prospectus supplement.

Debt securities may be presented for exchange. Registered debt securities may be presented for registration of transfer at the offices of the applicable trustee and, subject to the restrictions set forth in the debt security and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable indenture.

Distributions on the debt securities in registered form will be made at the office or agency of the applicable trustee in its designated office. However, at the option of Puget Sound Energy, payment of any interest may be made by check or wire transfer. Payment of any interest due on debt securities in registered form will be made to the persons in whose names the debt securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the applicable prospectus supplement.

Senior Notes

Security; Release Date

Until the release date (as described in the next paragraph), the senior notes will be secured by one or more series of Puget Sound Energy’s first mortgage bonds from either or both of Puget Sound Energy’s current first mortgage indentures issued and delivered by Puget Sound Energy to the senior note trustee. Upon the issuance of a series of senior notes prior to the release date, Puget Sound Energy will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Puget Sound Energy to the senior note trustee of principal of, and interest and/or any premium on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Puget Sound Energy’s obligations with respect to principal of, and interest and/or any premium on, the corresponding senior notes.

The “release date” will be the date that all first mortgage bonds of Puget Sound Energy issued and outstanding under its electric utility mortgage indenture with State Street Bank and Trust Company and its gas utility mortgage indenture with The Bank of New York Company, Inc., other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the release date, the senior note trustee will deliver to Puget Sound Energy, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become, at Puget Sound Energy’s option, either

•	unsecured general obligations of Puget Sound Energy or

•	obligations secured by substitute first mortgage bonds issued under a substitute mortgage indenture other than Puget Sound Energy’s electric utility mortgage or gas utility mortgage.

A lien on certain property owned by Puget Sound Energy will secure each series of first mortgage bonds that secures senior notes. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Puget Sound Energy for cancellation an equal principal amount of the related series of first mortgage bonds. Puget Sound Energy will not permit, at any time prior to the release date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the release date, Puget Sound Energy will cause the mortgages to be discharged and will not issue any additional first mortgage bonds under its electric utility mortgage or gas utility mortgage. While Puget Sound Energy will be precluded after the release date from issuing additional first mortgage bonds, it will not be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under “— Certain Covenants of Puget Sound Energy — Limitation on Liens.”

Events of Default

The following constitute events of default under senior notes of any series:

•	failure to pay principal of, and any premium on, any senior note of the series when due for five days;

•	failure to pay interest on any senior note of the series when due for 30 days;

•	failure to perform any other covenant or agreement of Puget Sound Energy in the senior notes of the series for 90 days after written notice to Puget Sound Energy by the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes;

•	prior to the release date, a default occurs under the gas utility mortgage and the gas utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

•	prior to the release date, a default occurs under the electric utility mortgage and the electric utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

•	if any substituted mortgage bonds are outstanding, a default occurs under the substitute mortgage and the trustee under the substitute mortgage or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee; and

•	events of bankruptcy, insolvency or reorganization of Puget Sound Energy specified in the senior note indenture.

If an event of default occurs and is continuing, either the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of a series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of at least a majority in total principal amount of the outstanding senior notes of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee, or of exercising any trust or power conferred on the senior note trustee. The holders of at least a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of the series.

No holder of senior notes of a series may institute any action against Puget Sound Energy under the senior note indenture unless

•	that holder gives to the senior note trustee advance written notice of default and its continuance;

•	the holders of not less than a majority in total principal amount of senior notes of the series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders of senior notes of the series.

Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of that series notice of the default if known to the senior note trustee, unless cured or waived. The senior note trustee may withhold the notice if it determines in good faith that it is in the interest of the holders to do so except in the case of default in the payment of principal of, and interest and/or any premium on, any senior notes of the series. Puget Sound Energy is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing the certificate, Puget Sound Energy is in compliance with the conditions and covenants under the senior note indenture.

Modification

Except as provided in the paragraph below, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holders of at least a majority in principal amount of the outstanding affected senior notes. In addition, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holder of each outstanding senior note of a series to

•	change the maturity date of any senior note of the series;

•	reduce the rate (or change the method of calculation of the rate) or extend the time of payment of interest on any senior note of the series;

•	reduce the principal amount of, or premium payable on, any senior note of the series;

•	change the coin or currency of any payment of principal of, and interest and/or any premium on, any senior note of the series;

•	change the date on which any senior note of the series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of the series;

•	impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of the series held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of the series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of the first mortgage bonds in a manner adverse to the holders of the senior notes; or

•	modify or reduce the percentage of holders of senior notes of the series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

Puget Sound Energy and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including

•	to add to the covenants of Puget Sound Energy for the benefit of the holders or to surrender a right conferred on Puget Sound Energy in the senior note indenture;

•	to add further security for the senior notes of the series;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other changes that are not prejudicial to the holders of senior notes of the series.

Defeasance and Discharge

The senior note indenture provides that Puget Sound Energy will be discharged from any and all obligations with respect to the senior notes of a series and the senior note indenture (except for obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Puget Sound Energy irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of the series, money or certain United States government obligations, or any combination of money or government obligations, which through the payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates those payments are due in accordance with the terms of the senior note indenture and the senior notes of the series. Unless all the senior notes of the series are to be due within 90 days of the deposit by redemption or otherwise, Puget Sound Energy must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the senior notes. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

Puget Sound Energy may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if

•	the successor or transferee corporation is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the new corporation assumes the due and punctual payment of the principal of, and premium and interest on, all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Puget Sound Energy;

•	prior to the release date, the new corporation assumes Puget Sound Energy’s obligations under its electric utility mortgage and gas utility mortgage with respect to first mortgage bonds securing senior notes; and

•	after the release date and there are substitute first mortgage bonds outstanding, the new corporation assumes Puget Sound Energy’s obligations under the substitute first mortgage with respect to substitute first mortgage bonds securing senior notes.

The senior note indenture defines “all or substantially all” of the assets of Puget Sound Energy as being 50% or more of the total assets of Puget Sound Energy as shown on its balance sheet as of the end of the prior year. The senior note indenture specifically permits any sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the senior notes and without the assumption by the transferee of Puget Sound Energy’s obligations on the senior notes and covenants contained in the senior note indenture.

Certain Covenants of Puget Sound Energy

Limitation on Liens

Puget Sound Energy cannot issue any first mortgage bonds other than first mortgage bonds that secure senior notes. After the release date, Puget Sound Energy will be precluded from issuing additional first mortgage bonds under its electric utility mortgage and gas utility mortgage. Unless substitute first mortgage bonds are issued to secure senior notes, after the release date, Puget Sound Energy may not issue, assume, guarantee or permit to exist any debt that is secured by any mortgage, security interest, pledge or other lien of or upon any real property or other depreciable asset used in Puget Sound Energy’s electric and gas utility business without effectively securing the senior notes (together with, if Puget Sound Energy shall so determine, any other indebtedness of Puget Sound Energy ranking equally with the senior notes) equally and ratably with that debt. The foregoing restriction will not apply to

•	liens on any property existing at the time of its acquisition (but excluding any extension of or addition to that property unless the terms of the mortgage as of the date of the acquisition of the property provide that the mortgage shall be secured by extensions or additions to the property);

•	liens to secure the payment of all or part of the purchase price of property or to secure any debt incurred prior to, at the time of or within 180 days after the acquisition of that property for the purpose of financing all or part of the purchase price of the property;

•	liens secured by property used in the generation of electricity;

•	liens existing as of the date of the senior note indenture;

•	permitted encumbrances similar to the permitted encumbrances under the electric utility mortgage;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the bullet points above; provided, however, that the principal amount of debt secured thereby may not exceed the principal amount of debt (plus any premium or fee payable in connection with such extension, renewal or replacement) so secured at the time of such extension, renewal or replacement; and provided, further, that such lien must be limited to all or such part of the property which was subject to the mortgage so extended, renewed or replaced (plus improvements on such property);

•	liens in favor of the United States, any state thereof, any other country or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments under any contract or statute; or

•	liens securing industrial development, pollution control or similar revenue bonds.

Notwithstanding the foregoing restriction, Puget Sound Energy may create, assume or incur any lien not excepted above without equally and ratably securing the senior notes if the aggregate amount of all debt then outstanding and secured by that lien or any other lien not excepted above, together with all net sale proceeds from sale and leaseback transactions that are not described in “ — Limitations on Sale and Leaseback Transactions” below, does not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet.

Limitations on Sale and Lease Back Transactions

Unless substituted first mortgage bonds are issued to secure the senior notes, after the release date Puget Sound Energy may not sell or transfer any real property interest or other depreciable asset and take back a lease of that property unless

•	the sale and leaseback transaction occurs within 180 days after the later of the date of acquisition of the property or the date of the completion of construction or commencement of full operations on the property or

•	within 120 days after the sale and leaseback transaction, Puget Sound Energy applies or causes to be applied to the retirement of debt of Puget Sound Energy (other than debt which is subordinate in right of payment to senior notes) an amount not less than the net proceeds of the sale of the property.

Notwithstanding the foregoing restriction, Puget Sound Energy may effect any sale and leaseback transaction not excepted above if the net sale proceeds from the sale and leaseback transaction, together with the net sale proceeds from all other sale and leaseback transactions not excepted above and all debt then outstanding and secured by mortgages not described in any of the bullet points under “— Limitations on Liens,” do not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet. Puget Sound Energy may also effect any sale and leaseback transaction involving a lease for a period, including renewals, of not more than 36 months.

Voting of First Mortgage Bonds Held by Senior Note Trustee

The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under Puget Sound Energy’s electric utility mortgage and gas utility mortgage or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. The senior note trustee will vote all the electric utility bonds or gas utility bonds held by it, or will consent with respect thereto, as directed by holders of at least a majority in total principal amount of the outstanding senior notes; provided, however, that the senior note trustee is not required to vote the electric utility bonds or gas utility bonds of any particular issue in favor of, or give consent to, any action except upon notification by the senior note trustee to the holders of the related issue of senior notes of such proposal and consent thereto of the holders of at least a majority in principal amount of the outstanding senior notes of such issue.

Concerning the Senior Note Trustee

State Street Bank and Trust Company is both the senior note trustee under the senior note indenture and the mortgage trustee under the electric utility mortgage indenture. Puget Sound Energy and its affiliates do not currently maintain any other banking relationships with State Street Bank and Trust Company in the ordinary course of business, but Puget Sound Energy may choose to do so in the future.

The senior note trustee may resign at any time by giving written notice to Puget Sound Energy specifying the day on which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor senior note trustee and the day specified by the senior note trustee.

The senior note trustee may be removed at any time by a written instrument filed with the senior note trustee and signed by the holders of at least a majority in total principal amount of outstanding senior notes. In addition, if no event of default has occurred and is continuing, Puget Sound Energy may remove the senior note trustee upon notice to the holder of each senior note outstanding and the senior note trustee, and appointment of a successor senior note trustee.

Description of the First Mortgage Bonds

The first mortgage bonds securing the senior notes are to be issued under Puget Sound Energy’s electric utility mortgage indenture or its gas utility mortgage indenture, each as amended and supplemented by various supplemental indentures. State Street Bank and Trust Company will act as the electric utility mortgage trustee and The Bank of New York Company, Inc. will act as the gas utility mortgage trustee.

The statements herein concerning these mortgage indentures are outlines and are not complete and are subject to, and qualified in their entirety by, all the provisions of the electric utility mortgage indenture and the gas utility mortgage indenture, which are exhibits to the registration statement of which this prospectus forms a part. They make use of defined terms and are qualified in their entirety by express reference to the mortgage indentures, copies of which are available upon request to the senior note trustee.

First mortgage bonds securing senior notes will be issued as security for Puget Sound Energy’s obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the release date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Puget Sound Energy (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Puget Sound Energy.

First mortgage bonds securing senior notes will correspond to the senior notes of their related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or any premium or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of the senior notes will, to the extent of the payment of principal, premium or interest, be deemed fully paid and the obligation of Puget Sound Energy to make the payment shall be discharged.

The Electric Utility Mortgage Bonds

Priority and Security

The electric utility mortgage bonds securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the electric utility mortgage. This security is a direct first lien on Puget Sound Energy’s electric utility property and its electric franchises and permits, other than property expressly excluded from the lien. Property expressly excluded from the lien includes

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	materials and supplies held for use in the ordinary course of business;

•	merchandise held for the purpose of sale, lease or distribution;

•	fuel (including fissionable material) and personal property consumable in operations;

•	timber, oil, gas and other minerals under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment; and

•	nonutility property.

The lien of the electric utility mortgage is subject to excepted encumbrances (and certain other limitations) as defined and described in the electric utility mortgage indenture. It is also subject to the lien of the gas utility mortgage with respect to Puget Sound Energy’s gas utility property that was acquired in connection with the merger with Washington Energy Company on February 10, 1997. The electric utility mortgage indenture permits the acquisition of property subject to prior liens.

Dividend Restriction

So long as any of the electric utility mortgage bonds are outstanding, Puget Sound Energy shall not do either of the following, except out of net income available for dividends on its common stock, accumulated after December 31, 1957, plus the sum of $7,500,000:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock or

•	purchase, redeem or otherwise retire for consideration any shares of stock.

Issuance of Electric Utility Mortgage Bonds and Withdrawal of Cash Deposited Against That Issuance

The principal amount of electric utility mortgage bonds that Puget Sound Energy may issue under the electric utility mortgage is not limited, provided that the issuance tests in the electric utility mortgage are satisfied. Electric utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the electric utility mortgage trustee; and

•	100% of unfunded electric utility mortgage bond credits.

The issuance of electric utility mortgage bonds is subject to net earnings available for interest being at least two times the annual interest requirements on all electric utility mortgage bonds and prior lien debt to be outstanding. Cash deposited is withdrawable against 60% of unfunded net additions and 100% of unfunded electric utility mortgage bond credits.

Depreciation Fund

Puget Sound Energy will pay cash or deliver electric utility mortgage bonds of any series to the electric utility mortgage trustee by May 31 of each year in an amount equal to the minimum provision for depreciation for the preceding year (i.e., an amount by which 15% of gross utility operating revenues of Puget Sound Energy, after deducting cost of electricity purchased, fuel costs, and rental and lease payments, exceeds maintenance, repairs and renewals). Cash held in the depreciation fund may be applied to the retirement of the electric utility mortgage bonds of certain of the Secured Medium-Term Notes, Series A, certain of the Secured Medium-Term Notes, Series B, the 7.05% Series due 2021, the 7.25% Series due 2021 and the 6.80% Series due 2022 (the last three series were issued as collateral for City of Forsyth, Rosebud County, Montana, Pollution Control Revenue Refunding Bonds) at a price not exceeding the applicable regular redemption price thereof, or other electric utility mortgage bonds at a price not exceeding the applicable special redemption price thereof. In lieu of paying cash or delivering electric utility mortgage bonds, Puget Sound Energy has the option of satisfying this obligation through the use of unfunded property additions or unfunded electric utility mortgage bond credits. Cash and electric utility mortgage bonds held in the depreciation fund may also be withdrawn by using either unfunded property additions or unfunded electric utility mortgage bond credits.

Modification of Mortgage

The rights of the bondholders under the electric utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66-2/3% in total principal amount of the electric utility bonds, and of not less than 66-2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee

State Street Bank and Trust Company is the mortgage trustee under the electric utility mortgage indenture. Puget Sound Energy and its affiliates do not currently maintain any other banking relationships with State Street Bank and Trust Company in the ordinary course of business, but Puget Sound Energy may choose to do so in the future.

The holders of a majority in total principal amount of the electric utility mortgage bonds have the right to require the electric utility mortgage trustee to enforce the electric utility mortgage, but the electric utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults

The electric utility mortgage defines the following as “defaults:”

•	failure to pay principal and premium when due;

•	failure to pay interest for 30 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 60 days after becoming due;

•	an unstayed continuance for 90 days after an entry of an order for reorganization or an appointment of a trustee;

•	certain events in bankruptcy, insolvency or reorganization;

•	an unstayed continuance for 90 days after entry of a judgment in excess of $100,000; and

•	failure for 90 days after notice to observe other covenants or conditions.

The electric utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Gas Utility Mortgage Bonds

Priority and Security

The gas utility mortgage bonds securing senior notes of any series will rank equally as to security with gas utility mortgage bonds of other series now outstanding or issued later under the gas utility mortgage indenture. This security is a direct first lien on all of Puget Sound Energy’s gas utility property, on its gas utility franchises and permits and on its gas purchase contracts (other than certain property expressly excluded from the lien. Property expressly excluded from the lien includes

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	equipment, materials, supplies and merchandise held by Puget Sound Energy for consumption in the ordinary course of business or acquired for sale, lease or distribution;

•	gas or liquid hydrocarbons in pipelines and in storage;

•	fuel and personal property consumable in operations;

•	oil, gas and other minerals and timber under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment;

•	nonutility property; and

•	certain property of a successor corporation in a merger or consolidation.

All property owned by Puget Sound Energy immediately prior to its merger with Washington Energy Company on February 10, 1997 is excepted from the lien of the gas utility mortgage . All property acquired by Puget Sound Energy after the merger is also excepted from the lien, unless the property improves or replaces the gas utility property owned by Washington Energy Company at the time of the merger. This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the gas utility mortgage indenture. The mortgage indenture permits the acquisition of property subject to prior liens, but this property will not be considered as additional property under the gas utility mortgage until the prior lien is paid.

Dividend Restriction

If the aggregate amount of all the dividends, distributions and expenditures listed below made since September 30, 1994 would exceed the aggregate amount of the net income of Puget Sound Energy accumulated after September 30, 1994 plus the sum of $20,000,000, Puget Sound Energy shall not do any of the following so long as any of Puget Sound Energy’s Secured Medium-Term Notes, Series C, issued under the gas utility mortgage, are outstanding:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock, or

•

purchase, redeem or otherwise retire for consideration any shares of stock (other than in exchange for, or from the net cash proceeds of, other new shares of capital stock of Puget Sound Energy and other than any shares of any class of stock ranking as to dividends or assets prior to Puget Sound Energy’s common stock required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for that class of stock).

Renewal Fund

Puget Sound Energy will pay cash and/or deliver gas utility mortgage bonds (taken at the principal amount thereof) to the gas utility mortgage trustee for deposit into a renewal fund on or before May 1 of each year in an amount equal to

•	the greater of

•	the aggregate amount of the minimum provision for depreciation (i.e., an amount computed at the rate of 2% per annum, or another rate as may be permitted or required by the Washington Utilities and Transportation Commission, of the book value of depreciable gas utility property subject to the lien of the gas utility mortgage and not to prior liens) from March 1, 1957 to the end of the next preceding calendar year or

•	the aggregate amount of retirements for the same period

in excess of

•	the greater of

•	the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the next preceding renewal fund certificate filed with the gas utility mortgage trustee pursuant to the requirements of Section 4.04 of the gas utility mortgage or

•	the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the latest certificate of available net additions delivered to the gas utility mortgage trustee pursuant to Section 2.01 of the gas utility mortgage;

less the aggregate amount of gas utility mortgage bonds retired by sinking fund operations, not theretofore used as a credit on account of the renewal fund in previous renewal fund certificates. The renewal fund obligation may be satisfied in whole or in part by credits consisting of unfunded property additions and/or unfunded gas utility mortgage bonds credits.

Any cash deposited in the renewal fund, if and to the extent that Puget Sound Energy at the time does not have property additions available for use as a credit to satisfy the renewal fund obligation, may, upon the written order of Puget Sound Energy, be applied by the gas utility mortgage trustee to the redemption of gas utility mortgage bonds or, if not so applied pursuant to the provisions of the gas utility mortgage, to the retirement of gas utility mortgage bonds.

Issuance of Gas Bonds and Withdrawal of Cash Deposited Against Such Issuance

The principal amount of gas utility mortgage bonds issuable under the gas utility mortgage is not limited, provided that the issuance tests in the gas utility mortgage are satisfied. Gas utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the gas utility mortgage trustee; and

•	100% of unfunded gas utility mortgage bond credits.

With certain exceptions, the issuance of gas utility mortgage bonds is subject to net earnings available for interest being at least

•	two times the annual interest requirements on all gas utility mortgage bonds and prior lien debt to be outstanding and

•	so long as gas utility mortgage bonds issued prior to the date of this prospectus are outstanding, 1.75 times the annual interest requirements on all indebtedness of Puget Sound Energy to be outstanding immediately after such issuance.

Cash deposited is withdrawable against 60% of unfunded net property additions in the case of moneys on deposit with the gas utility mortgage trustee for the purpose described above, 100% of the amount of unfunded net additions in the case of any other trust moneys and 100% of unfunded gas utility mortgage bond credits.

Modification of Mortgage

The rights of the bondholders under the gas utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66-2/3% in total principal amount of the gas utility mortgage bonds and of not less than 66-2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee

The Bank of New York Company, Inc. is the gas utility mortgage trustee under the mortgage indenture. The Bank of New York Company, Inc. is one of the lenders under Puget Sound Energy’s revolving credit facility.

The holders of at least a majority in total principal amount of the gas utility mortgage bonds have the right to require the gas utility mortgage trustee to enforce the gas utility mortgage, but the gas utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults

The gas utility mortgage defines the following as “defaults:”

•	failure to pay principal and premium when due;

•	failure to pay interest for 10 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 30 days after becoming due;

•	certain events in bankruptcy, insolvency or reorganization;

•	failure to pay money due under any indebtedness other than gas utility mortgage bonds in an amount of $500,000 or more or the failure to perform any other agreement evidencing the indebtedness if Puget Sound Energy’s failure causes any payments to become due prior to the due date;

•	a judgment against Puget Sound Energy in excess of $100,000 that continues unstayed and unsatisfied for a period of 90 days following entry of the judgment; and

•	failure for 30 days after notice to observe other covenants or conditions.

The gas utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Unsecured Debentures

The unsecured debentures will be issued under the unsecured debt indenture and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and unsubordinated indebtedness. The unsecured debt indenture does not limit the aggregate principal amount of unsecured debt securities that may be issued under the indenture.

Subordination

If unsecured debt securities are issued to the capital trust or the trustee of the capital trust in connection with the issuance of trust preferred securities of the capital trust, or if otherwise specified in the applicable prospectus supplement, the unsecured debentures will rank subordinated and junior in right of payment, to the extent set forth in the unsecured indenture, to all “senior indebtedness” of Puget Sound Energy.

“Senior indebtedness” means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

•	indebtedness of Puget Sound Energy for money borrowed by Puget Sound Energy or evidenced by debentures (other than the subordinated debentures), notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by Puget Sound Energy;

•	capital lease obligations of Puget Sound Energy;

•	obligations of Puget Sound Energy incurred for deferring the purchase price of property, with respect to conditional sales, and under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations of Puget Sound Energy with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Puget Sound Energy or in effect guaranteed by Puget Sound Energy;

•	all indebtedness of others of the type referred to in the five preceding bullet points secured by a lien on any of Puget Sound Energy’s property or assets; or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding five clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

If Puget Sound Energy defaults in the payment of any distributions on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Puget Sound Energy cannot make a payment on account of or redeem or otherwise acquire the subordinated debentures issued under the unsecured debt indenture. The unsecured debt indenture provisions described in this paragraph, however, do not prevent Puget Sound Energy from making sinking fund payments in subordinated debentures acquired prior to the maturity of senior indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Puget Sound Energy, its creditors or its property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debentures. Holders of subordinated debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of senior indebtedness until all senior indebtedness is paid in full.

The unsecured debt indenture does not limit the total amount of senior indebtedness that may be issued. As of December 31, 2001, senior indebtedness of Puget Sound Energy totaled approximately $2,170,815,000.

Certain Covenants if Subordinated Debentures Are Issued to the Capital Trust

If subordinated debt securities are issued to the capital trust or the trustee of the capital trust in connection with the issuance of trust preferred securities of the capital trust, Puget Sound Energy will covenant that it will not make the payments and distributions described below if

•	an event of default has occurred under the unsecured debt indenture;

•	an event occurs that Puget Sound Energy has actual knowledge of, which, with the giving of notice or the lapse of time, or both, would constitute an event of default under the unsecured debt indenture and which it has not taken reasonable steps to cure;

•	it is in default with respect to its payment obligations under the guarantees relating to the trust preferred securities; or

•	it has elected to defer payments of interest on the related subordinated debentures by extending the interest payment period and that deferral is continuing.

In these circumstances, Puget Sound Energy will not

•	declare or pay any dividends or distributions on, or redeem, purchase, or make a liquidation payment with respect to, any of Puget Sound Energy’s capital stock other than

•	dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock;

•	transactions relating to a shareholders’ rights plan;

•	payments under the preferred securities guarantee;

•	as a result of and only to the extent required in order to avoid the issuance of fractional shares of capital stock following a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock; and

•	the purchase of fractional share interests upon conversion or exchange of its capital stock or

•	make any payment of principal, interest or any premium on, or repay or repurchase or redeem any debt securities (including guarantees) of Puget Sound Energy that rank equal with or junior to, the subordinated debentures.

In addition, if subordinated debt securities are issued in connection with the issuance of trust preferred securities of the capital trust, Puget Sound Energy will agree

•	to maintain, directly or indirectly, 100% ownership of the capital trust common securities, provided that certain successors permitted pursuant to the indenture may succeed to Puget Sound Energy’s ownership of the common securities;

•	not to voluntarily dissolve, wind up or liquidate the trust, except

•	in connection with a distribution of the subordinated debentures to the holders of the trust preferred securities in liquidation of the related capital trust or

•	in connection with specified mergers, consolidations or amalgamations permitted by the amended and restated trust agreement and

•	to use its reasonable efforts to cause the related capital trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Events of Default

The unsecured debt indenture provides that events of default regarding any series of unsecured debentures include the following events which shall have occurred and be continuing:

•	failure to pay required interest on the series of unsecured debentures for 30 days;

•	failure to pay when due principal on the series of unsecured debentures;

•	failure to make any required deposit or payment of any sinking fund or analogous payment on the series of unsecured debentures when due;

•	failure to perform, for 90 days after notice, any other covenant in the unsecured debt indenture applicable to the series of unsecured debentures;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•	with respect to a series of unsecured subordinated debentures issued to a capital trust in connection with the issuance by the capital trust of trust preferred securities, the capital trust is voluntarily or involuntarily dissolved, wound up or terminated, except in connection with

•	the distribution of the subordinated debentures to the holders of the common securities and the trust preferred securities in liquidation of the capital trust;

•	the redemption of all outstanding common securities and trust preferred securities of the capital trust; and

•	mergers, consolidation or amalgamations permitted by the declaration of that capital trust.

If an event of default regarding unsecured debentures of any series should occur and be continuing, either the unsecured debenture trustee or the holders of at least 25% in total principal amount of outstanding unsecured debentures of such series may declare each unsecured debenture of that series immediately due and payable.

Holders of at least a majority in total principal amount of the outstanding unsecured debentures of any series will be entitled to control certain actions of the unsecured debenture trustee and to waive past defaults regarding such series. The trustee generally will not be required to take any action requested, ordered or directed by any of the holders of unsecured debentures, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

Before any holder of any series of unsecured debentures may institute action for any remedy, except payment on such holder’s unsecured debentures when due, the holders of not less than 25% in principal amount of the unsecured debentures of that series outstanding must request the unsecured debenture trustee to take action. Holders must also offer and give the unsecured debenture trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Puget Sound Energy is required to annually furnish the unsecured debenture trustee a statement as to Puget Sound Energy’s compliance with all conditions and covenants under the unsecured debt indenture. The unsecured debenture trustee is required, within 90 days after the occurrence of a default with respect to a series of unsecured debentures, to give notice of all defaults affecting such series of unsecured debentures to each holder of such series of debentures. However, the unsecured debt indenture provides that the unsecured debenture trustee may withhold notice to the holders of the unsecured debentures of any series of any default affecting such series, except payment on holders’ unsecured debentures when due, if it considers withholding notice to be in the interests of the holders of the unsecured debentures of such series.

Consolidation, Merger or Sale of Assets

The unsecured debt indenture provides that Puget Sound Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the successor corporation assumes the obligations of Puget Sound Energy under the unsecured debentures and the unsecured debt indenture and is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

Modification of the Indenture

The unsecured debt indenture permits Puget Sound Energy and the unsecured debenture trustee to enter into supplemental indentures without the consent of the holders of the unsecured debentures to:

•	establish the form and terms of any series of securities under the unsecured debt indenture;

•	secure the debentures with property or assets;

•	evidence the succession of another corporation to Puget Sound Energy, and the assumption by the successor corporation of Puget Sound Energy’s obligations, covenants and agreements under the unsecured debt indenture;

•	add covenants of Puget Sound Energy for the benefit of the holders of the unsecured debentures;

•	cure any ambiguity or correct or supplement any provision in the indenture or any supplement to the indenture, provided that no such action adversely affects the interests of the holders of the unsecured debentures; and

•	evidence and provide for the acceptance of a successor trustee.

The unsecured debt indenture also permits Puget Sound Energy and the unsecured debenture trustee, with the consent of the holders of at least a majority in total principal amount of the unsecured debentures of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the unsecured debt indenture or modify in any manner the rights of the holders of the unsecured debentures of each such affected series. Puget Sound Energy and the trustee may not, without the consent of the holder of each unsecured debenture affected, enter into any supplemental indenture to

•	change the time of payment of the principal;

•	reduce the principal amount of such unsecured debentures;

•	reduce the rate or change the time of payment of interest on such unsecured debentures;

•	reduce any amount payable upon redemption of such unsecured debentures; or

•	impair the right to institute suit for the enforcement of any payment on any unsecured debentures when due.

In addition, no such modification may reduce the percentage in principal amount of the unsecured debentures of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the unsecured debt indenture.

Prior to the acceleration of the maturity of any unsecured debentures, the holders, voting as one class, of a majority in total principal amount of the unsecured debentures with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected unsecured debentures, waive any past default or event of default and its consequences, except a default or event of default in the payment of the principal or interest or in respect of a covenant or provision of the applicable indenture or of any unsecured debenture that cannot be modified or amended without the consent of the holder of each unsecured debenture affected.

Defeasance, Covenant Defeasance and Discharge

The unsecured debt indenture provides that, at the option of Puget Sound Energy, Puget Sound Energy will be discharged from all obligations in respect of the unsecured debentures of a particular series then outstanding

(except for certain obligations to register the transfer of or exchange the unsecured debentures of such series, to replace stolen, lost or mutilated unsecured debentures of such series, to maintain paying agencies and to maintain the capital trust described below) if Puget Sound Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States that, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the unsecured debentures of such series on the stated maturities of such unsecured debentures in accordance with the terms thereof.

To exercise this option, Puget Sound Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the unsecured debentures of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Trust Preferred Securities

The capital trust may issue only one series of trust preferred securities. The terms of the trust preferred securities will include those stated in the amended and restated trust agreement of the capital trust. For a complete description of the trust preferred securities, please read the applicable prospectus supplement and the amended and restated trust agreement, a form of which is an exhibit to the registration statement of which this prospectus forms a part. The prospectus supplement relating to trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation and number of trust preferred securities to be offered, which will represent undivided beneficial interests in the assets of the capital trust;

•	the annual distribution rate and the dates or date upon which such distributions will be paid;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period;

•	the amount of any liquidation preference;

•	any repurchase or redemption provisions;

•	the terms for any conversion or exchange of the trust preferred securities into other securities;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	the terms and conditions upon which the related subordinated debentures of Puget Sound Energy may be distributed to holders of trust preferred securities; and

•	any other relevant rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities.

All trust preferred securities offered hereby will be irrevocably guaranteed by Puget Sound Energy, on a subordinated basis and to the extent set forth below under “Guarantee.” Any federal income tax considerations applicable to an offering of the trust preferred securities will be described in the related prospectus supplement. The total number of trust preferred securities that the capital trust will be authorized to issue will be set forth in the amended and restated trust agreement.

Effect of Obligations Under the Subordinated Debentures and the Guarantees

As will be set forth in the amended and restated trust agreement, the sole purpose of the capital trust is to issue the common securities and the trust preferred securities evidencing undivided beneficial interests in the assets of the capital trust and to invest the proceeds from the issuance and sale of those securities to acquire directly the subordinated debentures from Puget Sound Energy.

As long as payments of interest and other payments are made when due on the subordinated debentures, those payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

•	the total principal amount of subordinated debentures will be equal to the sum of the total stated liquidation amount of the common securities and the trust preferred securities;

•	the interest rate, and the interest and other payment dates, on the subordinated debentures will match the distribution rate, and distribution and other payment dates, for the common securities and the trust preferred securities;

•	Puget Sound Energy will pay all, and the capital trust shall not be obligated to pay, directly or indirectly, any costs, expenses, debt and obligations of the capital trust (other than with respect to the common securities and the trust preferred securities); and

•	the amended and restated trust agreement will provide that the Puget Sound Energy trustees will not take or cause or permit the capital trust to, among other things, engage in any activity that is not consistent with the purposes of the capital trust.

Payments of distributions (to the extent funds for distributions are available) and other payments due on the trust preferred securities (to the extent funds for other payments are available) are guaranteed by Puget Sound Energy as and to the extent discussed under “Guarantee” below. If Puget Sound Energy does not make interest payments on the subordinated debentures purchased by the capital trust, it is expected that the capital trust will not have sufficient funds to pay distributions on the trust preferred securities. The Puget Sound Energy guarantee, which is for the purpose of ensuring that the capital trust performs its obligations to pay distributions on the trust preferred securities, does not apply to any payment of distributions unless and until the capital trust has sufficient funds for the payment of distributions and other payments on the trust preferred securities. The capital trust will have sufficient funds only if and to the extent that Puget Sound Energy has made a payment of interest or principal on the subordinated debentures held by the capital trust as its sole asset. The Puget Sound Energy guarantee, when taken together with Puget Sound Energy’s obligations under the subordinated debentures and its obligations under the amended and restated trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the capital trust (other than with respect to the common securities and the trust preferred securities), provides a full and unconditional guarantee of amounts on the trust preferred securities.

If Puget Sound Energy fails to make interest or other payments on the debt securities when due (taking account of any extension period), the amended and restated trust agreement will provide a mechanism whereby the holders of the trust preferred securities may direct the property trustee to enforce its rights under the subordinated debentures. If a property trustee fails to enforce its rights under the subordinated debentures, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Puget Sound Energy to enforce the property trustee’s rights under the subordinated debentures without first instituting any legal proceeding against a property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the amended and restated trust agreement, and such event is attributable to the failure of Puget Sound Energy to pay interest or principal on the subordinated debentures on the date the interest or principal was otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute legal proceedings directly against Puget Sound Energy to obtain payment. If Puget Sound Energy fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights under the guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against Puget Sound Energy to enforce the guarantee trustee’s rights under the guarantee without first instituting a legal proceeding against the capital trust, the guarantee trustee or any other person or entity.

Guarantee

The following is a summary of information concerning the guarantee that will be executed and delivered by Puget Sound Energy for the benefit of the holders of the trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Bank One Trust Company, N.A. will act as indenture trustee under the guarantee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the guarantee, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Puget Sound Energy will irrevocably and unconditionally agree to pay in full, on a subordinated basis, to the extent set forth herein, the guarantee payments (as described below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set off or counterclaim that the capital trust may have or assert. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the capital trust, will be subject to a guarantee by Puget Sound Energy

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the capital trust has funds on hand to make those distributions;

•	the redemption price with respect to any trust preferred securities called for redemption to the extent that the capital trust has funds on hand for the redemption; or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the capital trust (unless the subordinated debentures are distributed to holders of the trust preferred securities), the lesser of

•	the liquidation distribution, to the extent that the capital trust has funds on hand available for distribution at such time, and

•	the amount of assets of the capital trust remaining available for distribution to holders of the trust preferred securities.

Puget Sound Energy’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Puget Sound Energy to the holders of the trust preferred securities or by causing the capital trust to pay the amounts to those holders.

The guarantee will be an irrevocable guarantee, on a subordinated basis, of the capital trust’s obligations under the trust preferred securities, but it will apply only to the extent that the capital trust has funds sufficient to make the relevant payments. The guarantee is not a guarantee of collection. If Puget Sound Energy does not make interest payments on the subordinated debentures held by the capital trust, the capital trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available to make those distributions.

Puget Sound Energy has, through the guarantee, the amended and restated trust agreement, and the subordinated debentures, taken together, fully, irrevocably and unconditionally guaranteed all the capital trust’s obligations under the trust preferred securities. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the capital trust’s obligations under the trust preferred securities.

Puget Sound Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the capital trust with respect to the common securities to the same extent as the guarantee of the preferred securities, except that upon the occurrence and during the continuation of an event of default under the amended and restated trust agreement, the holders of trust preferred securities shall have priority over the holders of the common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Amendments and Assignment

Except with respect to any changes that do not affect the rights of holders of the trust preferred securities in a materially adverse way (in which case no vote will be required), the guarantee of the trust preferred securities may not be amended without the prior approval of the holders of not less than a majority in total liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and representatives of Puget Sound Energy.

Termination of the Guarantee

Puget Sound Energy’s guarantee of the trust preferred securities will terminate upon

•	full payment of the redemption price of the trust preferred securities;

•	full payment of the amounts payable upon liquidation of the capital trust; or

•	distribution of the subordinated debentures to the holders of the trust preferred securities in exchange for all the trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

An event of default under the guarantee of the trust preferred securities will occur upon the failure of Puget Sound Energy to perform any of its payment or other obligations under the guarantee. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on the guarantee trustee under the guarantee.

Any holder of the trust preferred securities may institute a legal proceeding directly against Puget Sound Energy to enforce its rights under the guarantee without first instituting a legal proceeding against the capital trust, the guarantee trustee or any other person or entity. Puget Sound Energy has waived any right or remedy to require that any action be brought only against the capital trust, or any other person or entity before proceeding directly against Puget Sound Energy.

Status of the Guarantee

The guarantee of the trust preferred securities will constitute an unsecured obligation of Puget Sound Energy and will rank

•	equal to or subordinate and junior in right of payment to all other liabilities of Puget Sound Energy, as applicable;

•	equal with the most senior preferred stock now or hereafter issued by Puget Sound Energy and with any guarantee now or hereafter entered into by Puget Sound Energy in respect of any preferred or preference stock of any affiliate of Puget Sound Energy; and

•	senior to Puget Sound Energy’s common stock.

PLAN OF DISTRIBUTION

Puget Sound Energy or the capital trust may sell the offered securities

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods.

The prospectus supplement with respect to any offered securities will set forth the terms of the related offering, including

•	the name or names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the offered securities and the proceeds to Puget Sound Energy and/or the capital trust from their sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agent;

•	any delayed delivery arrangements; and

•	any securities exchange on which the offered securities may be listed.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are utilized in the sale of offered securities, Puget Sound Energy and/or the capital trust will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

The offered securities may be sold directly by Puget Sound Energy and/or the capital trust or through agents designated by Puget Sound Energy and/or the capital trust from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

The offered securities may be sold directly by Puget Sound Energy and/or the capital trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of these sales will be described in the related prospectus supplement.

Delayed Delivery Contracts

If indicated in the prospectus supplement, Puget Sound Energy and/or the capital trust may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from Puget Sound Energy and/or the capital trust at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Agents, dealers and underwriters may be entitled under agreements with Puget Sound Energy and/or the capital trust to indemnification by Puget Sound Energy and/or the capital trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Puget Sound Energy and/or the capital trust in the ordinary course of business.

The offered securities may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Section 6 of Puget Sound Energy’s bylaws provides for indemnification of Puget Sound Energy’s directors and officers to the maximum extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article X of Puget Sound Energy’s restated articles of incorporation, as amended, contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to Puget Sound Energy and its shareholders.

Officers and directors of Puget Sound Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The underwriting agreements, which are filed as exhibits to the registration statement of which this prospectus is a part, contain provisions whereby the underwriters agree to indemnify Puget Sound Energy, its directors and certain officers and other persons, and are incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINIONS

Opinions as to the legality of certain of the offered securities will be rendered for Puget Sound Energy by Perkins Coie LLP, Seattle, Washington. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the capital trust by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the capital trust. Certain United States federal income taxation matters may be passed upon for Puget Sound Energy and the capital trust by either Perkins Coie LLP, tax counsel for Puget Sound Energy, or by special tax counsel to Puget Sound Energy and the capital trust, who will be named in the related prospectus supplement. Certain legal matters with respect to offered securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus by reference to Puget Sound Energy’s Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$150,000,000

Puget Sound Energy, Inc.

3.363% Senior Notes Due 2008

PROSPECTUS SUPPLEMENT

Morgan Stanley

Banc One Capital Markets, Inc.

McDonald Investments Inc.

May 28, 2003